Exhibit 99.1

Pansoft Company Limited to Change Fiscal Year End and Filing Status

JINAN, CHINA--(Marketwire - 12/16/09) - Pansoft Company Limited (NASDAQ:PSOF - News) ("Pansoft" or the "Company"), a leading ERP software service provider for the oil and gas industry in China, today announced that its board of directors has authorized a change in the Company's fiscal year to June 30 from December 31 and will change its filing status with the Securities and Exchange Commission to that of a foreign private issuer.

The changes take effect immediately and therefore Pansoft will report transitional fiscal 2009 financial results on Form 20-F for the six-month period ended June 30, 2009. The first full fiscal period will be for the twelve months ended June 30, 2010. The change in year end has been made to better align Pansoft's reporting, tax planning, and business cycles with those of its customers. The company intends to continue to provide quarterly financial information to its shareholders through timely press releases.

"By moving to a June 30th fiscal year end, our management processes and sales cycles will be more synchronized with those of our customers," said Hugh Wang, Chairman of Pansoft. "Changing our status to a foreign private issuer will reduce legal and accounting costs related to quarterly SEC filings, which are not required for foreign private issuers."

The Company expects to report its financial results for the quarter ended December 31, 2009, in early March 2010, which will constitute Pansoft's second quarter results for the new fiscal year. The Company will also provide pro forma financial results for the calendar year 2009 to assist investors in understanding the transition to the new fiscal year.

About Pansoft Company Limited

Pansoft is a leading enterprise resource planning ("ERP") software and professional services provider for the oil and gas industry in China. Its ERP software offers comprehensive solutions in various business operations including accounting, order processing, delivery, invoicing, and inventory control and customer relationship management.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements concerning Pansoft Company Limited, which include but are not limited to, statements regarding Pansoft's acquisition strategies, timing of development projects and efforts to achieve business growth, improvement on profit margin and anticipated revenue growth. The actual results may differ materially depending on a number of risk factors including but not limited to, the following: general economic and business conditions, development, shipment and market acceptance of products, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. Pansoft Company Limited undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Pansoft Company Limited
Allen Zhang
Chief Financial Officer
Phone: +86-531-8887-1159
Email: allen.zhang@pansoft.com

CCG Investor Relations Inc.
Mr. Crocker Coulson
President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
www.ccgirasia.com